Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Telefonaktiebolaget LM Ericsson (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Exhibit 16.1 of the 20F of Telefonaktiebolaget LM Ericsson dated March 19, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers AB
PricewaterhouseCoopers AB
Stockholm, Sweden
March 19, 2020